UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Taubman Centers, Inc.
______________________________________________________________________________________________________________________________________________________________________________

(Name of Registrant as Specified In Its Charter)
______________________________________________________________________________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
 __________________________________________________________________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
 __________________________________________________________________________________________________________________________________________________

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
 __________________________________________________________________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
 __________________________________________________________________________________________________________________________________________________

(5)	Total fee paid:
 __________________________________________________________________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
 __________________________________________________________________________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
 __________________________________________________________________________________________________________________________________________________

(3)	Filing Party:
 __________________________________________________________________________________________________________________________________________________

(4)	Date Filed:
 __________________________________________________________________________________________________________________________________________________

Support the Team That Has Delivered Substantial Value for Shareholders
Through Strategic Actions, Effective Portfolio Management and Balanced Governance Practices

VOTE THE ENCLOSED WHITE PROXY CARD
TODAY “FOR” TAUBMAN’S DIRECTOR NOMINEES

April 20, 2017

Dear Fellow Taubman Shareholder,

Taubman Centers, Inc. Annual Meeting of Shareholders will be held on June 1, 2017. As always, we appreciate your support as you consider the important issues on the agenda, including the composition of your Board. Taubman’s Board is comprised of nine highly qualified directors with a diverse range of expertise, knowledge and complementary skills, including extensive retail, real estate development, finance and investment experience that is relevant to our business and critical to our ongoing success. We believe that supporting our nominees is in the best interest of Taubman shareholders as we continue executing on the Company’s demonstrated, well-defined strategy in order to continue creating value for our shareholders. We would greatly appreciate your taking a moment to consider the following:

We are confident that our three, highly qualified director nominees, along with the other Board members, will be instrumental in guiding the Company and management as they continue to execute on Taubman’s proven strategy. Cia Buckley Marakovits, our newest Board member appointed in December 2016, has brought a new, independent perspective to our Boardroom, informed by decades of real estate, financial and investment stewardship experience, which both complements and strengthens our Board’s expertise and already has proven to be beneficial to our business. Myron (“Mike”) E. Ullman III, also appointed to our Board in 2016, is a leader in the retail industry and has brought wide-ranging knowledge in critical areas, including leadership of global businesses, finance, executive compensation, governance, risk assessment and compliance; he has been an exceptional addition to Taubman’s Board, and his recent appointment to the newly created position of Lead Director is a reflection of his leadership and industry expertise. Robert (“Bobby”) S. Taubman, our Chairman, President and Chief Executive Officer, is a recognized leader in the REIT and regional mall industries and has led Taubman to become one of the top performing REITs in the country, including in shareholder returns.

Taubman Has the Right Strategy and Team to Extend its Track Record of Value Creation

Led by our Chief Executive Officer, Bobby Taubman, the management team has an exceptional track record of value creation. Taubman owns, operates and develops some of the best retail assets in the industry. The Company’s portfolio of U.S. malls averages between A+ and A1 quality, the trophy class of malls that account for less than 30 percent of all malls in the U.S. but 75 percent of value. Taubman’s malls consistently deliver strong net operating income (“NOI”) growth and have the highest sales productivity amongst its peers, producing average sales per square foot in 2016 of $792, 70 percent higher than the International Council of Shopping Centers Regional and Super-Regional Mall Index of $467 per square foot.
___________________________________________________________________________________________

1 Note: Grades are based on sales per square foot. Mall value is based on sales productivity, size, quality and other factors. The Green Street study included only stabilized assets in its analysis, therefore Taubman’s newest assets - The Mall of San Juan, CityOn.Xi’an, CityOn.Zhengzhou, International Market Place and Starfield Hanam - are excluded.
Source: Green Street Advisors. The Wall Street Journal, Upscale Shopping Centers Nudge Out Down-Market Malls (2016).

Taubman’s strong historical financial performance and industry-leading portfolio demonstrate that management’s long-term value creation strategy, which includes long development periods to ensure future growth, has been successful and continues to be the right approach for the Company and its shareholders moving forward. Since 2008, we have developed, renovated or expanded more than 75 percent of our assets, creating a portfolio large and innovative enough to drive strong relationships with the world’s top retailers.

Over the last 25 months, we have completed and opened five new shopping centers. We are pleased that we have reached the end of another development cycle and soon expect to reap the benefits, as we have following past development cycles. As these assets stabilize, we believe Taubman is poised to achieve significant cash flow and NOI growth over the short-to-medium term, which will further enhance shareholder value. Looking ahead, we are executing a plan to drive $150 million to $160 million of NOI growth, at our share, between 2016 and the full year 2019, largely through the stabilization of these recently developed assets. As evidence of Taubman’s superior development track record, Taubman has created nearly $5 billion of net asset value since 1992, and has achieved an 18 percent levered and 12 percent unlevered internal rate of return on all development spending during the same period.

Taubman - a Top Performing Regional Mall Company Over The Last 20 Years

The Taubman team has consistently delivered strong returns to shareholders over the long-term, growing total shareholder returns in a sustainable, responsible manner through several market cycles. The strategic focus at Taubman has resulted in the Company achieving a total compounded annualized shareholder return through 2016 of 14.9 percent over the past 20 years, which ranks Taubman number one among U.S. publicly traded regional mall peers, and sixth best among all publicly traded REITs. Moreover, we are the only regional mall REIT to have never cut its dividend, even during the challenging 2007-2010 financial crisis, and have increased our dividend 20 times in a little over 20 years.

We have developed nearly our entire portfolio of high-quality assets from the ground up. Over the last 20 years Taubman has built 20 centers. These include many of the top assets in the U.S., including The Mall at Millenia in Orlando; Dolphin Mall in Miami; and International Plaza in Tampa. Throughout our history, developing projects has created tremendous value for our shareholders. We estimate that since 1992, our U.S. developments have created nearly $5 billion of net value2 on a total capital investment of less than $4 billion.

Since March 2016, we have opened four new centers, acquired an interest in one of the most iconic shopping districts in the U.S., Country Club Plaza in Kansas City, completed a number of key financings and twice raised our dividend. One of our recent openings, Starfield Hanam, a 1.7 million square foot shopping center in Hanam, South Korea with almost 300 stores and restaurants, was nearly 100 percent leased and occupied at its opening. In China, our CityOn.Xi’an center is now fully occupied with sales up more than 30 percent in the fourth quarter of 2016 as compared to the third quarter. In addition, our CityOn.Zhengzhou project opened this March, is 100 percent leased and will be 100 percent occupied by the end of this month. The center is now one of the most exciting retail destinations in the region and recently won an award in China as one of the 12 best commercial projects to have opened in the last year.

Taubman’s Board is Independent and Dedicated to Serving Shareholders’ Best Interests

Taubman’s Board consists of nine highly qualified directors, seven of whom are independent, and all of whom bring complementary skills, knowledge and expertise. In addition to actively engaging in overseeing the management team, the entire Board provides strong leadership and strategic guidance. With diverse backgrounds and relevant industry expertise, our nominees and the rest of our Board are committed to working together constructively
______________________________________________________________________________________

2 Development Analysis Assumptions:
i. Excludes non-stabilized assets delivered in 2016/2017.
ii. Two non-stabilized assets valued at cost (Taubman Prestige Outlets of Chesterfield and The Mall of San Juan).
iii. Assumes 50 percent leverage, a conservative terminal cap rate of 4.5 percent for the six development assets that remain in our portfolio.
iv. Analysis includes all pre-development and impairment charges over the period.
v. Terminal values are based on sale prices of the centers sold to Starwood and 2017 projected NOI for remaining centers except those valued at cost.

in support of the Company’s strategic plan to deliver long-term growth, operational excellence and increased value for all shareholders.

We Continue to Take Steps to Further Enhance Governance Practices Following Shareholder Feedback

During 2016, members of the management team and Taubman’s Lead Director/Chair of the Nominating and Corporate Governance Committee met with shareholders representing 63% of the total common shares outstanding (excluding the Taubman family). This active shareholder engagement included discussion regarding the Company’s performance, strategic plan, governance and the qualifications and skillsets of our Board.

These meetings, as well as our regular, ongoing evaluation of governance practices and Board composition, led to a number of enhancements in the Boardroom, including:

•
Creating the new position of Lead Director to formalize various functions that had previously been performed by independent members of the Board, and naming Mr. Ullman to that role. Mr. Ullman’s appointment as Lead Director reflects his contributions, engagement and leadership.

•	Appointing Ms. Marakovits, a real estate industry leader, to the Board. The Company already is benefiting from her significant financial expertise and long history of fiduciary responsibility.

The Board is unified in its focus to extend Taubman’s strong track record of growth, and is confident in the management team’s ability to successfully execute on its continuing strategy to create long-term shareholder value.

Please refer to the enclosed WHITE proxy card for information on how to vote by telephone or by Internet, or simply sign and date the WHITE proxy card and return it in the postage-paid envelope provided, and vote “FOR” Taubman’s nominees.

On behalf of the Board, thank you for your feedback over the past year and your continued support. We are confident in the steps we are taking to enhance value for all shareholders.

Sincerely,

Taubman Centers, Inc. Board of Directors

Graham T. Allison

Jerome A. Chazen

Craig M. Hatkoff

Peter Karmanos, Jr.

Cia Buckley Marakovits

Robert S. Taubman
Chairman, President and CEO

William S. Taubman
Chief Operating Officer

Ronald W. Tysoe

Myron E. Ullman, III
Lead Director

Your Vote Is Important, No Matter How Many Shares Or How Few Shares You Own!

If you have any questions or require any assistance in voting your shares, please call the Company’s proxy solicitor listed below:

INNISFREE M&A INCORPORATED
Toll-free at (888) 750-5834 (from the U.S. or Canada)
or
(412) 232-3651 (from other locations)

FORWARD-LOOKING STATEMENTS
This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Forward-looking statements can be identified by words such as “will”, “may”, “could”, “expect”, “anticipate”, “believes”, “intends”, “should”, “plans”, “estimates”, “approximate”, “guidance” and similar expressions in this document that predict or indicate future events and trends and that do not report historical matters. The forward-looking statements included in this document are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks, uncertainties and other factors. Such factors include, but are not limited to: changes in market rental rates; unscheduled closings or bankruptcies of tenants; relationships with anchor tenants; trends in the retail industry; the liquidity of real estate investments; the company’s ability to comply with debt covenants; the availability and terms of financings; changes in market rates of interest and foreign exchange rates for foreign currencies; changes in value of investments in foreign entities; the ability to hedge interest rate and currency risk; risks related to acquiring, developing, expanding, leasing and managing properties; changes in value of investments in foreign entities; risks related to joint venture properties; insurance costs and coverage; security breaches that could impact the company’s information technology, infrastructure or personal data; the loss of key management personnel; shareholder activism costs and related business disruptions; maintaining our status as a real estate investment trust; changes in the laws of states, localities, and foreign jurisdictions that may increase taxes on our operations; and changes in global, national, regional and/or local economic and geopolitical climates. You should review our filings with the Securities and Exchange Commission, including “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports, for a discussion of such risks and uncertainties.

This document may also include disclosures regarding, but not limited to, estimated future earnings assumptions and estimated project costs and stabilized returns for centers under development and redevelopment which are subject to adjustment as a result of certain factors that may not be under the direct control of the company. Refer to our filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q for other risk factors.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed a definitive proxy statement and associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”). The Company, its directors, its executive officers and certain other individuals set forth in the definitive proxy statement will be deemed participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017, and has been included in the definitive proxy statement filed with the SEC on April 20, 2017. Details containing the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting of Shareholders are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. Investors and shareholders can obtain a copy of the documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. The Company’s shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents when available from the Company’s website at www.taubman.com.

NON-GAAP MEASURES
Comparable Center Net Operating Income, excluding lease cancellation income, is a non-GAAP financial measure as defined by S.E.C. Regulation G. The forward-looking non-GAAP measure used herein may differ significantly from the corresponding GAAP measure, net income, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017 for the definition and a discussion of such non-GAAP measure. This non-GAAP measure as presented by the Company is not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use the same definitions. This measure should not be considered an alternative to net income or as an indicator of the Company's operating performance. Additionally, this measure does not represent cash flows from operating, investing, or financing activities as defined by GAAP.